Exhibit 3.59

CERTIFICATE OF FORMATION

OF

CALIFORNIA CHECK CASHING STORES, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1.              The name of the limited liability company is California Check Cashing Stores, LLC (the “Company”).

2.              The name and address of the registered agent and the registered office of the Company required to be maintained by Section 104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc. — 160 Greentree Drive, Suite 101, Dover, Delaware 19904. County of Kent.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of this 13th day of July, 2006.

/s/ Kate Cregor
Kate Cregor, Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:35 PM 07/13/2006
FILED 07:06 PM 07/13/2006
SRV 060667473 - 4190065 FILE